Exhibit 10(a)

ONCOR ELECTRIC DELIVERY COMPANY LLC

Amended and Restated Executive Severance Plan and Summary Plan Description

Effective August 1, 2014

INTRODUCTION

This document constitutes the Oncor Electric Delivery Company LLC’s Amended and Restated Executive Severance Plan, effective August 1, 2014, (the “Executive Severance Plan” or the “Plan”), as well as the Summary Plan Description for the Executive Severance Plan. This Plan amends, restates and supercedes in its entirety that certain Oncor Electric Delivery Company LLC Executive Severance Plan and Summary Plan Description effective as of February 15, 2011.

The principal purpose of the Executive Severance Plan is to provide certain benefits, described herein, to eligible executive management personnel of the Company and its subsidiaries upon their termination of employment in accordance with the terms and subject to the conditions set forth herein.

The Company expressly reserves the right at any time, and from time to time, for any reason in the Company’s sole discretion, to change, modify, alter or amend this Plan in any respect and to terminate this Plan in full.  All provisions of this Plan relating to other employee benefit plans of the Company, or any of the Company’s affiliates, are expressly limited by the provisions of such other employee benefit plans.  The provisions of this Plan may not grant or create any rights other than as expressly provided for under such other employee benefit plans.

Section 1. KEY TERMS

Agreement and Release:	A legal document prepared by the Company, in the form attached hereto as Exhibit A, which must be signed and dated and unrevoked as a condition to participating in the Plan.
Cause

As such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Participant and the Company, or, if there is no such employment or change-in-control agreement, “Cause” means, with respect to a Participant: (i) if, in carrying out his or her duties to the Company, Participant engages in conduct that constitutes (a) a breach of his or her fiduciary duty to the Company, its Subsidiaries or their shareholders (including, without limitation a breach or attempted breach of the restrictive covenants under this Plan), (b) gross neglect or (c) gross misconduct resulting in material economic harm to the Company or its Subsidiaries, taken as a whole, or (ii) upon the indictment of the Participant, or the plea of guilty or nolo contendere by Participant to, a felony or a misdemeanor involving moral turpitude.

COBRA:	The Consolidated Omnibus Budget Reconciliation Act of 1985, which sets forth certain requirements regarding continued health care benefit coverage.
COBRA Rate:	The required premium for coverage under COBRA.
Code:	The Internal Revenue Code of 1986, as amended.

Committee:	The Organization & Compensation Committee of the Board of Directors of the Company.
Company:	Oncor Electric Delivery Company LLC, a Delaware limited liability company.
ERISA:	The Employee Retirement Income Security Act of 1974, as amended.
Executive Team:

The Executive Team shall be comprised of the Chief Executive Officer of the Company and the employees that constitute the senior leadership team and leadership team, as determined in accordance with the Company’s internal organizational structure; provided that the Company may determine the specific members of the Executive Team from time to time, and at any particular time.

Plan Administrator:	Oncor Electric Delivery Company LLC.
Term:	The period beginning on the above Plan effective date and ending at the time that this Plan is superseded or terminated by action of the Committee.

Section 2. ELIGIBILITY TO PARTICIPATE IN THE PLAN

A. Who is eligible to participate in the plan?  You are eligible to participate in the Executive Severance Plan, and are referred to herein as a “Participant,” if: (1) immediately prior to the time of your termination, you are designated by the Company as a member of its Executive Team; (2) the Company terminates your employment during the Term of this Executive Severance Plan involuntarily for reason(s) other than: (a) Cause (as defined herein); (b) participation in the long term disability program under the Oncor Electric Delivery Company LLC Employee Welfare Benefit Plan , or any successor plan; or (c) in connection with a transaction of any kind involving the Company or any of its affiliates if you are offered employment with an acquiring, succeeding or other entity involved in or related to such transaction; (3) you are not eligible for severance benefits under any other plan or program of the Company, or pursuant to an employment or other agreement with the Company; and (4) you agree to all of the terms and conditions of this Executive Severance Plan, including signing and not revoking the Agreement and Release in the form provided by the Company.

Notwithstanding any other provision of this Plan, in the event of a Change in Control of the Company (as defined in the Company’s Executive Change in Control Policy), severance benefits for Eligible Executives under the Executive Change in Control Policy will be provided under the terms of such policy and not this Plan.  In this connection, it is the intent of the Company that employees not be eligible for duplicate severance benefits under multiple plans.

Upon notification by the Company of your eligibility for this Executive Severance Plan, you will have a period of forty-five (45) days to consider whether you wish to execute the Agreement and Release and thus be eligible to receive the benefits provided for herein (provided the remaining eligibility requirements are satisfied, as described above).  In order to participate in this Plan, you must sign and date the Agreement and Release, and provide the completed Agreement and Release to the Company’s representative or department designated in the Agreement and Release within such forty-five (45) day period.

If I execute the Agreement and Release and am considered eligible to participate in the Executive Severance Plan will I have a chance to reconsider my decision?

Yes, you will have a period of seven (7) days following the date you sign the Agreement and Release to revoke your acceptance of the Agreement and Release (the “Revocation Period”).  To effectively revoke, you must deliver or mail a written statement to the Company’s Human Resources Department, in care of the Senior Vice President, Human Resources, within this Revocation Period notifying the Company of your decision.   If you

effectively revoke the Agreement and Release, you will no longer be entitled to receive the severance benefits under the Executive Severance Plan.

B. What is considered to be a for “Cause” termination for purposes of this Executive Severance Plan?  You will not be eligible for benefits under this Executive Severance Plan if your termination is for Cause, which is defined above.

Section 3. BENEFITS AVAILABLE UNDER THIS PLAN
A. What benefits will I receive if I participate in this Executive Severance Plan? A Participant who is covered under this Executive Severance Plan will receive the following benefits:

1.Severance Payment.  Participants in this Executive Severance Plan other than the Chief Executive Officer will receive a one-time lump sum cash severance payment in an amount equal to the greater of: (i) (a) a multiple of the Participant’s annualized base salary in effect immediately before the termination, such multiple to be based on the Participant’s position with the Company immediately prior to the termination as set forth in the following table, plus (b) the Participant’s target annual incentive award for the year of the termination, or (ii) the amount determined under the Oncor Severance Plan for non-executive employees.

Position	Multiple of Base Salary
Member of Executive Team	1x

A Participant in this Executive Severance Plan who holds the office of Chief Executive Officer immediately prior to the termination will receive a one-time lump sum cash severance payment in an amount equal to the greater of: (i) (a) a multiple of two times such Participant’s annualized base salary in effect immediately before the termination plus a multiple of two times the target annual incentive award for the year of termination, plus (b) the Participant’s target annual incentive award for the year of the termination, or (ii) the amount determined under the Oncor Severance Plan for non-executive employees.

The severance payment will be paid to the Participant sixty (60) days after his or her termination (the “Payment Date”), provided that the Participant has delivered to the Company, prior to the Payment Date, a signed and unrevoked Agreement and Release.  If the Participant has not delivered to the Company a signed and unrevoked Agreement and Release prior to the Payment Date, the severance payment will not be paid to the Participant.  The severance payment will be subject to all applicable tax withholdings and, to the extent permitted by Code Section 409A, may also be reduced by the amount of any obligations which the Participant owes to the Company.  Such obligations may include, but not be limited to, some or all of the following:

-	The entire balance, if any, owed under the Company’s appliance purchase plan, energy conservation program or employee relocation plan; and
-	Any amounts owed on Company issued or sponsored travel or credit cards or any other expenses or payments for which the Company should be reimbursed.

2.Health Care Benefits.  Participants who, under the terms and conditions of the applicable health care plans covering them immediately prior to their severance, are eligible for retiree health care coverage will be able to participate in, and receive, such retiree health care coverage subject to the terms and conditions of the relevant health care plan documents as they may be amended (or terminated) from time to time.  Participants who are not eligible for, or who do not choose coverage under, the Company’s retiree health care coverage, will be eligible for continued health care coverage under the Company’s health care plans for the period set forth in the following table.  The required contribution by the Participant for such continued coverage will be the applicable employee rate, for the period shown in the following table, unless and until the end of such period, or until the Participant becomes eligible for coverage for a particular type of benefit through employment with another employer, at which time the required contribution for continuing such benefit coverage hereunder shall be the applicable COBRA Rate for such benefit.  The period of continued health care coverage provided for herein shall run concurrently with the Participant’s available COBRA coverage period.

Care Coverage
Position	Period of Continued Health Care Coverage
Chief Executive Officer	18 Months
Member of Executive Team	18 Months

If the Participant is covered under the Company’s health care plans through the end of such eighteen (18) month period and the Participant is not eligible for coverage for a particular type of benefit through employment with another employer, then such Participant may, at the end of such eighteen (18) month period, continue participation in the Company’s health care plans at the applicable COBRA Rate for such coverage for the period in the following table:

Position	Period of Subsidized Premium for Health Care Coverage
Chief Executive Officer	18 Months
Member of Executive Team	6 Months

The Company shall reimburse the Participant, on a monthly basis, in an amount equal to the difference between the applicable employee rate for such health care coverage and the COBRA Rate paid by the Participant for that coverage during such subsequent coverage period.

3.Outplacement Assistance.  Participants will be eligible for reimbursement by the Company of reasonable expenses incurred for outplacement services performed by an independent executive outplacement consulting firm selected by the Company, for up to the period set forth in the following table, and the cost of outplacement services shall be paid or reimbursed no later than the end of the second year following the year in which the Participant incurred a termination with the Company.  The maximum amount of outplacement assistance available under this Plan shall be $40,000 for the Chief Executive Officer and $25,000 for other members of the Executive Team.

Position	Period of Outplacement Services
Chief Executive Officer	18 Months
Member of Executive Team	1 Year

4.Final Paycheck and Vacation.  Participants will receive their final paycheck, as well as pay for unused vacation, if any, pursuant to the Company’s standard payroll and/or vacation policy.

5.Other Benefit Plans.  Participants will receive any vested, accrued benefits to which they have become entitled under any of the Company’s employee benefit plans covering the Participant in accordance with and subject to the respective provisions of such employee benefit plans as they may be amended from time to time.

Section 4. OTHER MATTERS

A. Restrictive Covenants.  For a period of one (1) year after a termination of employment contemplated in this Plan, Participants shall not solicit, recruit, induce, encourage or in any way cause any employee, consultant or contractor then engaged by the Company or its affiliates to terminate his/her employment or contractual relationship with the Company or its affiliates.  Participants shall maintain in strictest confidence and not use in any way or publish, disclose or authorize anyone else to use, publish or disclose any proprietary, confidential or other non-public information or document relating to the business affairs of the Company or its affiliates.  Participants shall not disparage the Company or its affiliates.

B. Code Section 409A.  Notwithstanding any provision of this Plan to the contrary, the time and form of any payment described in this Plan shall be made in accordance with the applicable Section of the Plan (including expense reimbursements), provided that with respect to termination of employment for reasons other than death, the payment or benefit at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Participant is a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Participant’s death or the date that is six (6) months and one (1) day following the Participant’s termination of employment (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments shall be payable at the same time and in the same form as such amounts would have been paid in accordance with the applicable Section of the Plan.  For purposes of the Plan, the terms “terminate,” “terminated,” “termination,” “termination from employment,” and variations thereof, as used in this Plan, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.

Except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder, the time or schedule of any payment or amount scheduled to be paid pursuant to the Plan may not be accelerated.

Any change, modification, alteration, amendment or termination of this Plan shall be in compliance with Code Section 409A to the extent applicable.

The Plan and the benefits provided hereunder are intended to comply with Code Section 409A to the extent applicable thereto.  Notwithstanding any other provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.  Although the Company intends to administer the Plan so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law.  Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through any Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A.

Section 5. ADMINISTRATIVE INFORMATION

A. Filing a Claim for Benefits Under the Executive Severance Plan.  Claims for benefits under this Executive Severance Plan should be made in writing to the Company, in care of the Senior Vice President, Human Resources, 1616 Woodall Rodgers Freeway, Dallas, Texas 75202.  If your claim is denied, a written or electronic notification of the denial normally will be sent to you within ninety (90) days of receipt of your claim.  The notice will explain:

1. The reasons for the denial,

2. The provisions of this Executive Severance Plan on which it is based,
3. Any additional material or information needed to make the claim acceptable and the reason it is necessary, and

4. The review procedures and the time limits applicable to such procedures, including a statement that you may have the right to bring a civil action under Section 502(a) of ERISA following review of the denial.

5. If special circumstances require additional time for processing of the claim, this initial review period may be extended for up to an additional ninety (90) days.  If an extension is necessary, you will be notified of that fact in writing prior to the expiration of the initial ninety (90)-day review period.  The extension notice which you receive will:

(a) Explain what special circumstances make an extension necessary, and
(b) Indicate the date a final decision is expected to be made.

If no response of any kind is received within ninety (90) days of receipt of a claim, or by the end of an extension period, you should consider the claim denied.  If a claim is denied you or your authorized representative may appeal a denied claim by submitting a written request to the Company, in care of the Senior Vice President, Human Resources, 1616 Woodall Rodgers Freeway, Dallas, Texas 75202, for an appeal of the denial, within sixty (60) days of receipt of notice of the denial.  A claimant has the right to:

1. Submit to the Company, for review, written comments, documents, records and other information relating to the claim;
2. Request, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim; and

3. A review on appeal that takes into account all comments, documents, records, and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial claim decision.

The Company will make a full and fair review of the appeal and may require additional documents as it deems necessary in making such a review.  A final decision on the denial will normally be made within sixty (60) days after a request for a review is received.  The Company will send you written or electronic notification of the decision.  If you lose on appeal, the notice will include the specific reasons for the decision and references to the provisions of the Plan on which it is based.  The notice will also include a statement that you are entitled to receive, upon request and free of charge, access to copies of all documents, records and other information relevant to the claim and a statement that you may have the right to bring an action under Section 502(a) of ERISA.

If special circumstances require an extension of the review period, the time for making a final decision may be extended to an additional sixty (60) days.  You will be notified of the extension prior to the expiration of the initial sixty (60) day review period.  The extension notice will explain what special circumstances make an extension necessary and indicate the date a final decision is expected to be made.

If you do not file a claim for benefits according to the above procedures or if you do not appeal an adverse initial decision, the Company may assert that you have waived any claim for benefits whether asserted in subsequent litigation or otherwise.

The time period for the consideration and determination of an appeal time begins when an appeal is filed, without regard to whether all the information necessary to make an appeal decision accompanies the filing.

If an extension is necessary because you failed to submit necessary information, the days from the date the Company sends the extension notice until you respond to the request for additional information are not counted as part of the appeal determination period.

B. Plan Sponsor and Plan Administrator.  The Executive Severance Plan is considered an employee welfare severance plan under ERISA and is part of the Oncor Electric Delivery Company LLC Employee Welfare Benefit Plan.  It is sponsored by Oncor Electric Delivery Company LLC.  The Plan Administrator is Oncor Electric Delivery Company LLC, 1616 Woodall Rodgers Freeway, Dallas, Texas 75202, whose telephone number is (214) 486-2000.

The Plan Administrator and its designees, to the extent so designated, are responsible for the administration of the Executive Severance Plan and each has all such powers, authority and discretion as may be necessary to implement and carry out the provisions of the Executive Severance Plan and to interpret and construe all of the terms, provisions and limitations of the Executive Severance Plan.  Such power, authority and discretion include, but are not limited to, the power, authority and discretion to: (a) determine all questions regarding eligibility to participate in the Executive Severance Plan, as well as all questions regarding the status of particular employees and others in relation to the Executive Severance Plan; (b) determine all questions regarding eligibility to receive benefits under the Executive Severance Plan, the date of commencement and termination of the payment of benefits and the amount of benefits; (c) interpret and construe all terms, provisions and limitations of the Executive Severance Plan, including without limitation, any and all doubtful, disputed or ambiguous provisions; (d) evaluate the compliance by Participants of their obligations and responsibilities under the Executive Severance Plan; and (e) promulgate binding rules for the administration and implementation of the Executive Severance Plan.  Any decision made by the Plan Administrator and its designees is to be final and binding on all parties.  No benefits are payable under this Plan unless approved by the Plan Administrator.

C. Plan identification.  Each of your benefit plans are filed with the United States Department of Labor under two numbers: the Employer Identification Number (EIN) and the Plan Number (PN).  The EIN for all Oncor Electric Delivery Company LLC benefit plans is 75-2967830.  The Executive Severance Plan is part of the Oncor Electric Delivery Company LLC Employee Welfare Benefit Plan and its plan number is 501.

D. Plan Year. Records for the Plan are kept on a calendar-year basis.

E. Agent for Service of Legal Process.  Any service of legal process about the Executive Severance Plan should be delivered to General Counsel Oncor Electric Delivery Company LLC, 1616 Woodall Rodgers Freeway, Dallas, Texas 75202.

F. Employee Retirement Income Security Act.  As a Participant in the Executive Severance Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA).  ERISA provides that all plan participants shall be entitled to:

1. Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites and union halls, all documents governing the Executive Severance Plan, including a copy of the latest annual report (Form 5500 Series), if required to have been filed by the Executive Severance Plan with the U.S.  Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

2. Obtain, upon written request to the Executive Severance Plan Administrator, copies of documents governing the operation of the Executive Severance Plan.  The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries.   No one,

including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of plan documents or the latest annual report, if required to have been filed, from the Plan and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  In addition, if you disagree with the Plan Administrator’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.  If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S.  Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees (for example, if it finds your claim is frivolous).

If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S.  Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C.  20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXECUTED as of the effective date first set forth above.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By: /s/ Deborah L. Dennis
Deborah L. Dennis
Senior Vice President, Human Resources & Corporate Affairs

Exhibit A

AGREEMENT AND RELEASE
(Executive Severance Plan)

Pursuant to the terms of the Oncor Electric Delivery Company (the “Company”) Amended and Restated Executive Severance Plan (the “Severance Plan”), the Company has offered to pay me $__________ as a Severance Payment, as well as to provide healthcare benefits, out-placement assistance, and other applicable benefits under the terms of the Severance Plan.  In consideration for the agreements set forth herein, including but not limited to, my severing my employment with the Company, and waiving all claims and releasing the Company, its affiliates and employee benefit plans and their directors, officers, fiduciaries, employees, and agents from liability and damages related to my employment and severance of employment, I choose to accept this offer.  I acknowledge and agree that my decision to accept this offer has been made by me on a voluntary basis.  No other promise, inducement, threat, agreement or understanding of any kind or description whatsoever has been made with or to me by any person or entity to cause me to sign this Agreement and Release (the “Agreement”).

In exchange for the Company’s payment to me and the other promises contained herein, I individually and on behalf of my spouse, heirs, successors and assigns, waive all claims and release the Company, its past, present and future, parents, subsidiaries, affiliates, divisions, successors, predecessors, and related companies, and each of the aforementioned entities’ past, present, and future shareholders, owners, investors, managers, principals, committees, administrators, sponsors, executors, trustees, partners, assigns, representatives, attorneys, directors, officers, fiduciaries, employees and agents; and any employee benefit plans maintained by the Company, its past, present and future parents, subsidiaries, affiliates, divisions, successors and predecessors and the fiduciaries, consultants, agents and service providers of each such plan (collectively, the “Released Parties”) from and against all liability and damages related in any way to my employment with, or severance from, the Company or any of the Released Parties or to any acts or omissions relating to any matter prior to and including the date I sign the Agreement.  This waiver and release includes, but is not limited to, all claims and causes of action for discrimination (based on sex, age or any other protected characteristic) and all claims and causes of action under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866; the Texas Commission on Human Rights Act; the Americans with Disabilities Act; the Older Workers Benefit Protection Act of 1990; the Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Texas Labor Code; all state and federal statutes and regulations; all oral or written contract rights, including any rights under any Company incentive plan or program; and all rights under common law such as breach of contract, declaratory judgment, tort or personal injury of any sort.  I acknowledge and agree that I have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act.

I understand that signing this Agreement is an important legal act.  I understand that I am releasing any claims I may have under the Age Discrimination in Employment Act, which prohibits discrimination on the basis of age.  I acknowledge that the Company has advised me to consult an attorney before signing this Agreement.  I acknowledge that I have at least twenty-one (21) days from the day I receive this offer to consider this Agreement, and that I must sign this Agreement and mail or deliver it to the Company’s Senior Vice President, Human Resources, Oncor Electric Delivery Company LLC, 1616 Woodall Rodgers Freeway, Dallas, Texas 75202, by the end of the twenty-first (21st) day after my receipt of this offer, for my election to participate in this Agreement and receive the benefits available thereunder to be effective.

I understand that this Agreement also precludes me from recovering any relief as a result of any lawsuit, grievance or claim brought on my behalf provided that nothing in this Agreement will affect my entitlement, if any, to workers’ compensation or unemployment compensation.  Nothing in this Agreement restricts me from pursuing a claim for vested, accrued benefits to which I am entitled as a terminated employee under the terms of any Company employee benefit plan in which I participate.

Additionally, nothing in this Agreement restricts me in any way from communications with, filing a charge or complaint with, or full cooperation in the investigations of, any governmental agency on matters within their jurisdictions or from cooperating with the Company or Company-sponsored plans in any internal investigation.  However, as stated above, this Agreement does prohibit me from recovering any relief, including monetary relief, as a result of such activities.

I represent and warrant that I have previously disclosed and advised the Company of all instances of regulatory violations or potential noncompliance of law by the Company or any of the Released Parties of which I am aware and have provided all information related to these issues in my possession.

I agree that in the course of my duties, I have acquired information of a proprietary and/or confidential nature relating to the business of the Company, including but not limited to, financial data and information, performance and operational information, transaction related information, including contract terms and contract related costs, billing data, customer lists and information, information related to prospective customers and business, marketing and sales plans and related information, business and operational plans, projects, developments, studies, strategies, reports, and analyses, business models, practices, procedures and processes, personnel related information,  non-public pricing and related information, including pricing curves, guidelines, models and methodologies, communications plans, non-public governmental related filings, positions and reports.  I agree to maintain in strictest confidence and not to use in any way, publish, disclose or authorize anyone else to use, publish or disclose any proprietary, confidential or other non-public information or document relating to the business or affairs of the Company, or its affiliates.  I agree not to remove or retain any figures, calculations, letters, documents, lists, papers, or copies thereof, which embody confidential and/or proprietary information of the Company or its affiliates and to immediately return any such information in my possession.  I acknowledge the reasonableness of this paragraph in light of the confidential business information to which I had access in my position with the Company, and the need for the Company to protect its investment in the confidential business information. I also agree that a breach of this paragraph, or my ongoing confidentiality obligations, would cause immediate and irreparable loss, damage and injury to the Company; that damages for such a breach would be exceedingly difficult, if not impossible, to estimate; and that the Company would have no adequate remedy at law.  Accordingly, I acknowledge that injunctive relief would be appropriate relief for such breach, in addition to any other remedies at law or in equity that the Company may have, including recoupment of the benefits I will receive pursuant to this Agreement.

I further agree to return all Company property in my possession, custody or control, including but not limited to credit cards, membership cards, access cards or keys, identification badges, computers, software, cell phones, radios, Company issued logo-branded uniforms or clothing, customer and supplier lists and information and other items provided in the Company’s policies.

I agree to cooperate fully and assist the Company or any affiliates of the Company in any litigation, claims, grievances, arbitrations, or disputes about which I have knowledge.

I agree that I will not make any false, disparaging or defamatory statement(s) or communication(s) to any third party regarding the Company or any of the Released Parties or the products, services, business or management of the Company or any other Released Party.  The Parties recognize that neither this provision, nor any other provision contained herein, prohibits either party from providing truthful testimony as required by law, subpoena or other compulsory process.

I agree that for a period of one year after my termination of employment with the Company, I will not solicit, recruit, induce, encourage or in any way cause any employee, consultant or contractor then engaged by the Company or any affiliate to terminate an employment or contractual relationship with the Company of any affiliate.

I understand and agree that any amounts which I owe the Company, or any affiliates of the Company, including but not limited to appliance purchase balances, energy conservation balances, vacation overpayment, travel expense advances, and salary over-payments resulting from prior receipt of workers’ compensation, will be offset and deducted from my final paycheck from the Company and/or the payment under this Agreement, and I agree that, if the amount of my final paycheck and payment under this Agreement is not sufficient to fully repay the amount owed, I will promptly pay the Company the full remaining amount owed.

I acknowledge and agree that none of the Released Parties has given me any financial planning, tax or similar advice with regard to the benefits under this agreement.  I acknowledge further that the financial, tax and similar effects of my decisions relating to the benefits will depend on my particular circumstances, that I should obtain advice from my own financial or tax adviser, and that none of the Released Parties are responsible for, or obligated in any way with respect to, the financial, tax or any other consequences of my decision to accept the benefits.

If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement and the other terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

I understand that for a period of seven (7) days following the signing of this Agreement, I may revoke my acceptance of the offer by either delivering or mailing a written statement revoking my acceptance to the Company’s Senior Vice President, Human Resources, Oncor Electric Delivery Company LLC, 1616 Woodall Rodgers Freeway, Dallas, TX  75202, and this Agreement will not become effective.  In the event I so revoke my acceptance of the offer, the Company shall have no obligation to provide me any benefits contemplated herein.  If timely revocation is not made, this Agreement shall be effective and enforceable.

I have read this Agreement and I fully understand all of its terms and what they mean.  I enter into and sign this Agreement knowingly and voluntarily, without duress or coercion of any kind whatsoever and with the intent of being bound by the Agreement.

Date	Employee Signature
Employee Name (Please Print)
Social Security Number